Exhibit 2.1

AMENDMENT NO. 1

TO THE TRANSACTION AGREEMENT

AMENDMENT NO. 1, dated as of June 4, 2021 (this “Amendment No. 1”), to the Transaction Agreement, dated as of December 21, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), MDC Partners Inc., a Canadian corporation, which shall domesticate to the State of Delaware and become a Delaware corporation prior to the Closing (as defined in the Agreement) in accordance with the terms of the Agreement (“MDC”), New MDC LLC, a Delaware limited liability company and wholly-owned subsidiary of MDC (“New MDC”), and Midas Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of New MDC (“Merger Sub” and, together with Stagwell, MDC and New MDC, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement;

WHEREAS, the MDC Special Committee (as defined in the Agreement) has unanimously recommended to the MDC Board that MDC amend the Agreement, and the MDC Board, acting upon the unanimous recommendation of the MDC Special Committee, has unanimously (with Mark Penn, Charlene Barshefsky and Bradley Gross abstaining from voting or participating in any deliberations with respect thereto), approved the execution, delivery and performance by MDC of this Amendment No. 1; and

WHEREAS, pursuant to Section 11.09 of the Agreement, the Agreement may be amended pursuant to an instrument in writing signed on behalf of each of the Parties (in the case of MDC, acting upon the recommendation of the MDC Special Committee).

NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein or amended hereby, capitalized terms used herein which are defined in the Agreement shall have the meanings ascribed to them in the Agreement.

2.	Post-Closing New MDC Board and Committee Representation. Section 7.15 of the Agreement is hereby amended and restated to read in its entirety as follows:

(a)	Prior to the consummation of the MDC Merger, MDC shall cause all directors, other than the three (3) MDC directors to be identified by the MDC Special Committee following the date hereof but prior to the Closing (such persons, the “Continuing Independent Directors”), Bradley Gross and Mark Penn, to resign and shall take all requisite action such that each of Paul Richardson, Rodney Slater, Brandt Vaughan and Charlene Barshefsky (such persons (or, if they are unwilling or unable to serve, replacements designated by Stagwell in writing), together with their respective successors or replacements determined in accordance with this Agreement, the “Stagwell-Nominated Directors”), at least two (2) of whom shall be independent in accordance with SEC and NASDAQ independence rules applicable to service on the board of directors of a NASDAQ-listed company that is not a controlled company pursuant to NASDAQ rules (“Controlled Company”) (“SEC/NASDAQ Independent”, and such directors, together with their respective successors or replacements determined in accordance with this Agreement, the “Independent Stagwell-Nominated Directors”), be appointed to the board of directors of New MDC (the “New MDC Board”) (effective as of Closing), to serve until their respective successors are duly elected and qualified or until each such director’s earlier death, resignation or removal.

(b)	Subject to the fiduciary duties of the New MDC Board, New MDC shall cause the Continuing Independent Directors and the Independent Stagwell-Nominated Directors to be nominated as part of New MDC’s proposed slate of directors at the next two annual meetings of New MDC stockholders following the Closing (the “Post-Closing Governance Period”); provided, that if any such Continuing Independent Director or Independent Stagwell-Nominated Director is unwilling or unable to continue serving as a director of New MDC for any reason, then a replacement SEC/NASDAQ Independent nominee shall be selected (i) in the case of any such Continuing Independent Director, by the remaining Continuing Independent Directors then in office (or if no Continuing Independent Directors are then in office, by the SEC/NASDAQ Independent directors then serving on the New MDC Board), and (ii) in the case of any such Independent Stagwell-Nominated Director, by Stagwell (subject to such replacement being SEC/NASDAQ Independent). From and after the Post-Closing Governance Period, (x) for so long as (1) Stagwell has nominated directors constituting a majority of the New MDC Board or (2) Stagwell has the contractual right to appoint a majority of the New MDC Board, Stagwell shall ensure that (A) at least two (2) of the Stagwell-Nominated Directors shall be SEC/NASDAQ Independent and (B) a majority of the New MDC Board shall be SEC/NASDAQ Independent, and (y) for so long as Stagwell and its Affiliates collectively Beneficially Own more than 10% of the then-issued and outstanding voting securities of New MDC, a majority of the New MDC Board shall be SEC/NASDAQ Independent.

(c)	For so long as Stagwell and its Affiliates collectively Beneficially Own 30% or more of the then-issued and outstanding voting securities of New MDC, Stagwell and New MDC shall, as a condition to being nominated to the New MDC Board, cause each member of the New MDC Board to enter into an agreement setting forth that if (i) such member of the New MDC Board is a nominee to the New MDC Board (excluding, for the avoidance of doubt, any such nominee serving as CEO of New MDC at such time) and such nominee receives, in an uncontested election (an “Election”), a number of votes “withheld” from his or her election that is greater than the number of votes cast “for” the election of such nominee, excluding for this purpose any votes cast “for” or “withheld” in the election of such nominee by Stagwell or its Affiliates, and (ii) as of the applicable record date for such Election, Stagwell and its Affiliates collectively Beneficially Owned 30% or more of the then-issued and outstanding voting securities of New MDC, then such Person shall tender his or her resignation from his or her position as a director of the New MDC Board (a “Resignation”). In such event, the New MDC Board shall evaluate such director’s Resignation and determine its response in accordance with its fiduciary duties. Unless the New MDC Board decides to reject such Resignation or to postpone the effective date of such Resignation, such Resignation shall become effective sixty (60) days after the date of the applicable Election. In making a determination whether to reject the Resignation or postpone the effective date of the Resignation, the New MDC Board shall consider all factors it considers relevant to the best interests of New MDC. In the event a director tenders a Resignation pursuant to this Section 7.15(c), New MDC shall not permit such director to participate in the portion of any meeting of the New MDC Board during which the vote on his or her Resignation occurs. New MDC agrees that it shall issue a news release reasonably promptly following the New MDC Board's decision with respect to any such Resignation. In the event a director’s Resignation is accepted in accordance with this Section 7.15(c), (x) if such director is a Continuing Independent Director or was otherwise nominated or appointed by the SEC/NASDAQ Independent directors on the New MDC Board pursuant to the proviso set forth in Section 7.15(b)(i), the resulting vacancy shall be filled by the remaining Continuing Independent Directors then in office (or if no Continuing Independent Directors are then in office, by the SEC/NASDAQ Independent directors then serving on the New MDC Board), (y) if such director is a Stagwell-Nominated Director or was otherwise nominated or appointed by Stagwell pursuant to this Section 7.15, the resulting vacancy shall be filled by Stagwell (provided at least two (2) of the Stagwell-Nominated Directors are SEC/NASDAQ Independent), and (z) if such director was nominated or appointed by Goldman Sachs pursuant to any rights Goldman Sachs may have pursuant to the terms of any shares of preferred stock of New MDC, the resulting vacancy shall be filled by Goldman Sachs.

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(d)	Subject to the fiduciary duties of the New MDC Board, New MDC shall cause all of the members of New MDC’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee to be independent in accordance with the SEC and NASDAQ independence rules applicable to such committee of non-Controlled Companies. The composition of all other committees of the New MDC Board will be determined by the post-Closing New MDC Board.

3.	Other Post-Closing Governance Matters. Section 7.16 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 7.16      Other Post-Closing Governance Matters. The parties hereby agree that, for so long as (x) Stagwell and its Affiliates collectively Beneficially Own more than 10% of the then-issued and outstanding voting securities of New MDC, (y) Stagwell has nominated directors constituting a majority of the New MDC Board, or (z) Stagwell has the contractual right to appoint a majority of the New MDC Board:

(a)       any related-party transaction by and between New MDC or any of the MDC Subsidiaries, on the one hand, and Stagwell or its Affiliates (other than New MDC and the MDC Subsidiaries), on the other hand, will require the approval of a majority of the independent directors then-serving on the New MDC Board; provided, that, for the avoidance of doubt, any amendment or modification of (i) solely to the extent they relate to any right, power or preference unique to Stagwell or its Affiliates (other than New MDC and the MDC Subsidiaries), the New MDC Certificate of Incorporation or the New MDC Bylaws; (ii) any Ancillary Agreement; or (iii) this Agreement, including Section 7.15 and this Section 7.16, shall each be considered such a related-party transaction; and

(b)       any proposed business combination following the Closing by and between New MDC, on the one hand, and Stagwell or any of its Affiliates (other than New MDC and any of the MDC Subsidiaries), on the other hand, shall require (i) approval from a “majority of the minority” of New MDC stockholders, and (ii) the creation of a special committee of the post-Closing New MDC Board comprised solely of independent and disinterested directors with authority similar to that of the MDC Special Committee. For the avoidance of doubt, the foregoing requirement shall not apply to any business combination solely among direct or indirect Subsidiaries (other than OpCo) of New MDC. (c) For purposes of this Section 7.16, “Beneficially Owns” shall mean the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Stagwell, but shall expressly exclude any shares held directly by any of its limited partners.

(c)       For purposes of Section 7.15 and this Section 7.16, “Beneficially Owns” shall mean beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), but with respect to Stagwell, shall expressly exclude any shares held directly by any of its limited partners that are not Affiliates of Stagwell.

4.	Effectiveness. This Amendment No. 1 shall become effective as of the date first written above (the “First Amendment Effective Date”).

5.	Reference to and Effect on the Agreement.

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(e)	On or after the First Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 1.

(f)	Except as amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

6.	Miscellaneous. The provisions of Sections 11.01 (Notices), 11.02 (Interpretations), 11.03 (Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial), 11.04 (Counterparts; Electronic Transmission of Signatures), 11.05 (Assignment; No Third-Party Beneficiaries), 11.07 (Severability), 11.08 (Entire Agreement) and 11.09 (Amendment) of the Agreement shall apply mutatis mutandis to this Amendment No. 1.

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IN WITNESS WHEREOF, the Parties have duly entered into this Amendment No. 1 as of the date first written above.

MDC PARTNERS INC.

By:	/s/ David Ross
Name:	David Ross
Title:	Executive Vice President and General Counsel

STAGWELL MEDIA LP
By:	The Stagwell Group LLC, its General Partner

By:	/s/ Mark Penn
Name:	Mark Penn
Title:	Manager

NEW MDC LLC

By:	/s/ David Ross
Name:	David Ross
Title:	Executive Vice President and General Counsel

MIDAS MERGER SUB 1 LLC

By:	/s/ David Ross
Name:	David Ross
Title:	Executive Vice President and General Counsel

Signature Page – Amendment No. 1 to the Transaction Agreement